RULE 424(B)(3)

                          RAG SHOPS, INC.
                  SUPPLEMENT NO. 1 TO PROSPECTUS

     This is Supplement No. 1 to the Prospectus of Rag Shops, Inc. (the "Original Prospectus") included in its Registration Statement on Form S-8. The date of the Original Prospectus is November 25, 1991. The section of the Original Prospectus captioned "Selling Stockholders" is amended and restated as set forth below. In addition, the section of the Original Prospectus captioned "Risk Factors" is hereby deleted in its entirety.

                       SELLING STOCKHOLDERS

     The shares of Common Stock covered by this Prospectus are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares pursuant to the exercise of options granted or to be granted under the Plan. The Selling Stockholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the exercise of options under the Plan. Pursuant to General Instruction C to Form S-8 promulgated by the Securities and Exchange Commission, the number of shares of the Company's Common Stock proposed to be reoffered or resold by each such Selling Stockholder pursuant to this Prospectus is limited to that amount permitted by Rule 144(e) of the Securities Act of 1933, as amended.

     Key employees deemed to be "affiliates" of the Company who acquire registered Common Stock under the Plan may be added to the Selling Stockholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus filed pursuant to Rule 424(c) under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with," the Company.

     The following table shows the name of the Selling Stockholder, his or her position with the Company and the number of shares of the Company Common Stock known by the Company to be beneficially owned by him as of December 1, 1996, the number of shares covered by this Prospectus and the amount and (if one percent or more) the percentage of the class to be owned by the Selling Stockholder if such Selling Stockholder were to sell all of the shares of Common Stock covered by this Prospectus:

                                                    Number of Shares   Number of Shares     Amount to be held After Offering (1)
                                                    Beneficially       Covered by this
                        Position with the COMPANY         OWNED          PROSPECTUS
SELLING STOCKHOLDER
                                                                                            NUMBER OF SHARES     PERCENTAGE (2)
Michael Aaronson        President, Chief            50,000(3)(7)        50,000               -0-                           -0-
                        Operating Officer and
                        Director
Evan Berenzweig         Senior Vice President and   238,500(4)          15,000               223,500                       4.9
                        Director
Judith Lombardo         Senior Vice President and   187,500(4)          15,000               172,500                       3.8
                        Director
Steven B. Barnett       Senior Vice President,      187,500(4)          15,000               172,500                       3.8
                        Treasurer, Chief
                        Financial Officer and
                        Director
Alan C. Mintz           Director                     17,000(4)          15,000               2,000                          *
Terry Smith             Vice President               10,000(5)(7)       10,000               -0-                           -0-
Leonard M. Settanni     Vice President               10,000(6)(7)       10,000               -0-                           -0-

*   Less than one percent.
-----------------------
(1) Assumes that no additional shares are purchased and sold by any Selling Shareholder.

(2) Based upon 4,514,400 shares of Common Stock outstanding as of December 16, 1996, plus, in the case of each Selling Shareholder, assuming that all shares of Common Stock covered by this Prospectus are sold and that no additional shares are purchased or sold by any Selling Shareholder.

(3) Represents shares subject to presently exercisable stock options at $2.375 per share.

(4) Includes 15,000 shares subject to presently exercisable stock options at $6.25 per share.

(5) Represents shares subject to presently exercisable stock options at $6.00 per share and $8.125 per share.

(6) Represents shares subject to presently exercisable stock options at $3.188 per share.

(7) Includes shares subject to options which are not exercisable within 60 days of the date hereof. Accordingly, such shares are not "beneficially owned" within the meaning of Section 13(d) of the Securities and Exchange Act of 1934 and the rules promulgated thereunder.

                       PLAN OF DISTRIBUTION

     Any shares of Common Stock sold pursuant to this Prospectus will be sold by the Selling Stockholders for their own accounts and they will receive all proceeds from any such sales. The Company will receive none of the proceeds from the sale of shares which may be offered hereby but may receive funds upon the exercise of the options pursuant to which the Selling Stockholders will acquire the shares covered by this Prospectus, which funds, if any, will be used for working capital. Mr. Aaronson has advised the Company of plans to distribute his shares of Common Stock covered by this Prospectus. No other Selling Stockholders have advised the Company of any specific plans for the distribution of the shares of Common Stock covered by this Prospectus, but, if and when such other shares are sold, it is anticipated that the shares will be sold from time to time primarily in transactions on the NASDAQ National Market System at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise, at prices related to such prevailing market price or otherwise. If shares of Common Stock are sold through brokers, the Selling Stockholders may pay customary brokerage commissions and charges. The Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under such Act. Shares of Common Stock covered by this Prospectus also may be sold pursuant to Rule 144 under the Securities Act of 1933 rather than pursuant to this Prospectus.